
+--------+                                                                            /------------------------------/
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION              /        OMB APPROVAL          /
+--------+                               WASHINGTON, D.C. 20549                       /------------------------------/
[_] Check this box if         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            / OMB Number:        3235-0287 /
    no longer subject                                                                 / Expires: January 25, 2005   /
    to Section 16.         Filed pursuant to Section 16(a) of the Securities          / Estimated average burden     /
    Form 4 or Form 5          Exchange Act of 1934, Section 17(a) of the              / hours per response...... 0.5 /
    obligations may          Public Utility Holding Company Act of 1935 or            /------------------------------/
    continue. See          Section 30(f) of the Investment Company Act of 1940
    Instruction 1(b).

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

Zhang                             Charles
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

15/F Bright China Chang An Building, 7 jianguomennei Ave.,
--------------------------------------------------------------------------------
                                   (Street)

Beijing, China
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol SOHU.COM INC. (SOHU)
--------------------------------------------------------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year  March 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director    X  Officer             X  10% Owner        Other
    ---            ---                    ---              ---
                        (give title below)                       (specify below)
    Chief Executive Officer & President
    ----------------------------------------------------------------

7.  Individual or Joint/Group Reporting

     X   Form filed by One Reporting Person
    ----
         Form filed by More than One Reporting Person
    ----
-------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title        2. Trans-        3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of              action           action          or Disposed of (D)                Securities           ship          of In-
   Security        Date             Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)      (Month/          (Instr. 8)                                        Owned at             Direct        Bene-
                   Day/          -----------------------------------------------      End of               (D) or        ficial
                   Year)                                       (A)                    Month                Indirect      Owner-
                                                                or    Price          (Instr. 3 and 4)      (I)           ship
                                                 Amount        (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock    March 26, 2002       P           10,000         A     $0.99         8,973,000                D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


(Continued) Table II B -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                  ----------------------------
                                                                                                       (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 (Month/Day/                                    ative       Secur-           of De-        direct
                                 Year)                                          Secur-      ities            rivative      Bene-
                                                                                ity         Bene-            Security      ficialy
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-   Title      Amount or                      at End           Owned at      (Instr.
                               Exer-    tion                 Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

          /s/ Charles Zhang                4/5/02
          -------------------------------  -----------------
          Charles Zhang                    Date
          **Signature of Reporting Person

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see
  Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. Sec 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

                                      -2-